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                                 AMENDMENT NO. 1
                                       TO
                          SUB-ADMINISTRATION AGREEMENT

       AMENDMENT NO. 1, made as of the 22nd day of February, 2000, to the Sub-Administration Agreement dated as of the 1st day of May, 1998 (the "Agreement"), by and between SEI Fund Resources, predecessor to SEI Investments Mutual Funds Services, a Delaware business trust (the "Administrator") and National City Bank, a national banking association (the "Sub-Administrator").

       WHEREAS, the Administrator has entered into an Administration Agreement dated May 1, 1998 with the Armada Funds (the "Trust"), a Massachusetts business trust, concerning the provision of management and administrative services for the investment portfolios of the Trust;

       WHEREAS, the Sub-Administrator assists the Administrator in performing accounting and administrative services to the Trust pursuant to the terms of the Agreement; and

       WHEREAS, Article 4 of the Agreement provides for an initial term of two years and provides that the parties may agree to renew the Agreement for subsequent terms unless terminated as provided for by Article 4; and

       WHEREAS, pursuant to Article 4 of the Agreement, the Administrator informed the Sub-Administrator of the decision to terminate the Agreement effective April 30, 2000; and

       WHEREAS, the Administrator and the Sub-Administrator now wish to continue the Agreement for an interim period until a new sub-administration agreement is approved.

       NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Sub-Administrator and Administrator hereby agree as follows:

       1. Notwithstanding the notification by the Administrator to the Sub-Administrator of the Administrator's intent to terminate the Agreement effective April 30, 2000, the Administrator and the Sub-Administrator shall continue to fulfill all their obligations in accordance with the terms the Agreement until May 11, 2000.

       IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 to the Agreement as of the day and year first written above.

NATIONAL CITY BANK

By: /s/ Kathleen T. Barr

Attest: /s/ Terri L. Pasek

SEI INVESTMENTS MUTUAL FUNDS SERVICES

By: /s/ Timothy D. Barto

Attest: /s/ Vicky Cotugno